                                                                    Exhibit 99.1

AT THE COMPANY                                                ON THE WEB
---------------                                               ----------
Thomas G. Smith                                               www.forestcity.net
Executive Vice President,
Chief Financial Officer
216-621-6060

FOR IMMEDIATE RELEASE

FOREST CITY REPORTS
FIRST-QUARTER RESULTS
        o        NET EARNINGS INCREASES 45 PERCENT TO $0.29 PER SHARE
        o        REVENUES OF $243.9 MILLION UP 15.4 PERCENT
        o        EBDT INCREASES 29.1 PERCENT TO $1.02 PER SHARE


CLEVELAND - JUNE 11, 2003 - FOREST CITY ENTERPRISES, INC. (NYSE: FCEA AND FCEB) today announced increased net earnings, revenues and EBDT for the first fiscal quarter of 2003 ended April 30, 2003 as compared to the first fiscal quarter of 2002 ended April 30, 2002.

The Company reported net earnings for the first fiscal quarter of 2003 of $14.8 million, or $0.29 per share, compared with $10.1 million, or $0.20 per share, in 2002. First quarter consolidated revenues increased 15.4 percent to $243.9 million compared with $211.4 million a year earlier.

EBDT (Earnings Before Depreciation, Amortization and Deferred Taxes) for the first quarter was $51.4 million, or $1.02 per share, a 29.1 percent increase on a per share basis over last year's first-quarter EBDT of $39.9 million, or $0.79 per share.

EBDT is a non-Generally Accepted Accounting Principle (GAAP) measure that is provided here as a supplement to GAAP net earnings and net earnings per share. The Company believes net earnings is the most comparable GAAP measure to EBDT. A reconciliation of net earnings to EBDT is provided in the financial highlights table section of this news release. While property dispositions, acquisitions or other factors can impact net earnings in the short term, the Company believes EBDT gives a more consistent view of Forest City's overall financial performance from quarter to quarter and year to year.

Charles A. Ratner, president and chief executive officer of Forest City Enterprises, said, "We achieved good first-quarter results despite real estate fundamentals that continue to be challenging. We exceeded the prior-year first quarter with EBDT of $1.02 per share, an increase of 29.1 percent over 2002. The timing of certain transactions increased our first quarter results. This increase in EBDT per share is not indicative of future quarterly performance or projected annual results for 2003."

Mr. Ratner continued, "In the second quarter, the Company will incur $12.5 million in one-time expenses related to our recent bond offering (described below). Despite these expenses, we expect to exceed last year's EBDT. These results will be driven primarily as a result of new property EBDT generated from 24 project openings and acquisitions that occurred during 2002 and five residential communities added to our portfolio during the first quarter of 2003. Our pipeline features more than two dozen projects under construction or development - some of the most exciting projects in our history. Our comparative net operating income for the first quarter was down 1.8 percent compared to last year, but this is a more modest decrease than we have recently experienced."

PUBLIC DEBT OFFERING
--------------------
The Company recently took advantage of favorable conditions in the corporate bond market. In May 2003, the Company issued $300 million of 7.625 percent senior notes, due June 1, 2015. Mr. Ratner commented, "We found the opportunity to extend the maturity of our notes while lowering our interest rate and improving our liquidity quite compelling. We were also pleased that our offering received exceptionally strong support in the marketplace. Several of our original bondholders participated in this new offering."

After payment of $7.6 million for offering costs, the Company will use $208.5 million of the proceeds to redeem, in June 2003, all of its outstanding 8.5 percent senior notes due in 2008 at a redemption price equal to 104.25 percent. The remainder of the proceeds, $84 million, were immediately used to repay $73 million outstanding under the revolving portion of the Company's long-term credit facility and for general working capital purposes.

Mr. Ratner continued, "Forest City continues to identify opportunities to invest its capital at good returns with favorable financing spreads. We anticipate investing the net proceeds of the offering in new real estate opportunities which will generate future EBDT for the Company."

As a result of this offering, in the second quarter of 2003, the Company will incur a one-time expense of $12.5 million (pre-tax) and unamortized debt procurement costs relating to the redeemed 8.5 percent senior notes.

DIVIDEND INCREASE
-----------------
The Company's Board of Directors declared an increased quarterly cash dividend of $.09 (annual rate of $.36) per share for both Class A and B. This 50 percent increase over the previous quarter's dividend rate is in response to recent tax law changes which lowered the maximum tax rate on dividends to 15 percent.

Mr. Ratner said, "Forest City remains committed to our capital strategy and believes our structure as a C-Corp provides us distinct advantages. We can reinvest the vast majority of our earnings in our existing portfolio as well as new real estate opportunities to generate attractive investment returns. This increase, while not meant to raise the Company's dividend yield to that of the REIT industry, provides a unique opportunity to pass along additional liquidity to our shareholders."

QUARTERLY HIGHLIGHTS
--------------------
During the first quarter of 2003 Forest City has announced notable achievements with respect to several of its large, complex developments in New York City, Denver and California, three of the Company's core markets.


                                  NEW YORK CITY

During the first quarter, Forest City completed construction of its first rental apartment building in the Foley Square area of Manhattan. The 20-story, 329-unit WORTH STREET building in the heart of New York City includes studios, one- and two-bedroom apartments and retail space. It is strategically located within walking distance of the Tribeca, Soho, Chinatown and City Hall districts of the City. The apartments have been well received in the market and are currently 67 percent leased after only a few months of marketing. The project is expected to stabilize by this year-end.

Recently, Forest City announced the "topping out" of its 10-story, 400,000-square-foot ATLANTIC TERMINAL office building in downtown Brooklyn. This project is being constructed in the air-rights above the 373,000-square-foot ATLANTIC TERMINAL retail center. The Bank of New York will be the building's primary tenant. Atlantic Terminal is the first office development in New York City to use tax-exempt New York State Liberty Bond financing (totaling approximately $114 million), which was created to assist in the redevelopment and relocation of tenants impacted by the September 11, 2001 terrorist attacks. The building is scheduled to open in 2004.

In the first quarter, Forest City finalized the 20 year lease renewal and extension of approximately 275,000 square feet with Bear Stearns at One MetroTech Center in Brooklyn. A significant accomplishment, this agreement represents the largest lease rollover in the MetroTech Office Campus to date.


                               DENVER - STAPLETON

2003 is expected to be a year of significant milestones at Stapleton, where our redevelopment of Denver's former airport has continued to take shape as one of the premier new urban infill communities in the nation.

Stapleton has continued where it left off in 2002, experiencing strong demand for single-family lots. At the end of the first quarter, Forest City had sold more than 800 lots to homebuilders, who had sold 630 homes to homebuyers, representing approximately 95 percent of the units they have released. In addition, 180 homes are under development in a special Affordable Housing Program. Over 350 families are now living at Stapleton and more continue to move in each week.

During the first quarter, Forest City started construction on the new EAST 29TH AVENUE TOWN CENTER. This community-based center will feature 145,000 square feet of "main street" retail space anchored by a 58,000-square-foot King Soopers grocery store. In addition, it will include 40,000 square feet of office space and 144 apartment units - all leading to a 2-acre town green.

Progress in the first residential neighborhood also continued during the first quarter with the construction of the new Denver Public Schools campus that will open in August. The campus will house a traditional elementary school and an expeditionary learning school. Stapleton will also be home to the Denver School of Science and Technology, a charter public high school that will provide specialized programming for young people who are preparing for careers in new technologies.

Nearby, work is continuing on the 80 acres of Westerly Creek Park and a new 45-acre greenway that is part of the first phase of more than 1,100 new acres of parks and open space at Stapleton. Also during the quarter, Forest City's development partner TP Development LLC began work on ROSLYN COURT, the first homes for sale at Stapleton that will be restricted for purchase by police officers, firefighters, teachers, nurses and others with "work force" incomes.


                                   CALIFORNIA

In February, Forest City and Westfield America announced an intended business agreement to jointly develop and market adjacent retail sites in downtown San Francisco to create one of the nation's largest urban retail destinations - and the largest urban shopping center west of the Mississippi. Forest City is the developer of the 835 MARKET STREET project, and Westfield America is the owner of San Francisco Centre. The interconnected venues, which will connect at five levels, will feature the second-largest Bloomingdale's and Nordstrom department stores in the country, a state-of-the-art theater complex and more than 200 specialty stores.

Progress continues at Forest City's VICTORIA GARDENS in Rancho Cucamonga, California. Continued demand for space at this 1.3 million-square-foot, open-air retail center is evidenced by Robinsons-May's recent approval of its plans for a two-story, 180,000-square-foot anchor department store at the center. Robinsons-May will join a 180,000-square-foot Macy's, a 16-screen AMC megaplex theater, a community Cultural Arts Center, and more than 100 specialty shops and restaurants, many of which will be new to the Inland Empire region of Southern California. The Company expects to open the project in the fall of 2004.

During the first quarter, Forest City began development of METROPOLITAN LOFTS, a $58 million, eight-story, 264-unit loft-style development in Los Angeles' growing South Park neighborhood, near the downtown financial district. In addition to the residential units, Met Lofts will include more than 11,000 square feet of retail space and an attached above-ground parking structure. Forest City announced during the quarter that the project has received a $54 million investment from MacFarlane Partners, one of the foremost minority investment firms in the country. Its investment comes in the form of a $54 million loan guarantee made through a joint venture with CalPERS (California Public Employees' Retirement System).

In May, Forest City announced the start of construction on the redevelopment of the historic SUBWAY TERMINAL BUILDING in downtown Los Angeles. Forest City's plans for the historic preservation and adaptive re-use of the building include transforming the upper floors, formerly a 12-story office building, into 277 loft-style apartments. The lower floors, which housed the former train station, are expected to be redeveloped for commercial tenants at a later date.

The first phases of both projects, MET LOFTS and SUBWAY TERMINAL, are scheduled to be completed in 2004.

The adaptive re-use of older structures into apartments has become a significant and profitable segment of our Residential business. To date we have redeveloped over 1,200 units in six communities, retaining the historic character of the neighborhoods in which we develop while providing quality housing to the communities we serve.


                            RESIDENTIAL ACQUISITIONS

During the first quarter of 2003 Forest City completed two opportunistic acquisitions in Florida which fit the Company's approach to acquire properties with attractive spreads between cash on cost and cost of capital. Our Residential Group acquired 50 percent interests in two apartment communities:
COLONIAL GRAND, a 176-unit apartment complex in Tampa, and COLONY PLACE, a 300-unit community in Fort Myers. Occupancy is currently at 90 percent for both properties. The Company also acquired limited partnership interests in two Federally Assisted Housing projects in which the Company is the general partner.

FINANCING SUMMARY
-----------------
Forest City has been aggressively taking advantage of current interest rates and attractive debt markets for its project financings, with primary emphasis on locking in fixed rate nonrecourse mortgages. During the first quarter of 2003, Forest City closed on transactions totaling $162.1 million in nonrecourse mortgage financings, including $42.2 million in refinancings, $28.4 million in extensions and $91.5 million for new development projects.

At April 30, 2003, the Company's weighted average cost of mortgage debt decreased to 5.99 percent from 6.47 percent at April 30, 2002, primarily due to the general decrease in variable interest rates. Variable rate mortgage debt, which represented 31 percent of the Company's total nonrecourse mortgage debt, decreased from 4.77 percent at April 30, 2002 to 3.81 percent at April 30, 2003. Fixed-rate mortgage debt decreased from 7.14 percent at April 30, 2002 to 6.97 percent at April 30, 2003.

OUTLOOK
-------
Mr. Ratner commented, "We believe that 2003 will exceed last year's results and we expect to continue to grow our cash flow and our balance sheet. New project completions in 2003, together with the maturing projects that we have completed in prior years, will continue to drive our growth.

"We are all well aware of the weaknesses and uncertainty in today's economy.

"We have placed a premium on remaining flexible and liquid in our business. At the end of the quarter we had cash and credit available of approximately $160 million prior to the receipt of the excess proceeds from the bond offering. We intend to maintain a higher level of liquidity as we continue to cope with these uncertainties."

Forest City's CEO continued, "That said, we remain committed to completing the projects in our pipeline and developing new opportunities. We have more than two dozen projects under construction and under development and they provide visible growth for our company well into the future.

"Due to the significant uncertainty in today's economy and geopolitical environment however, we're not prepared to provide specific EBDT guidance at this time. Despite the $12.5 million one-time expense related to our bond offering, we are and remain confident that this year will result in an improvement over last year's EBDT.", concluded Mr. Ratner.

CORPORATE DESCRIPTION
---------------------
Forest City Enterprises, Inc. is a $5 billion NYSE-listed real estate company headquartered in Cleveland, Ohio. The Company is principally engaged in the ownership, development, acquisition and management of commercial and residential real estate throughout the United States. The Company's portfolio includes interests in retail centers, apartment communities, office buildings and hotels in 21 states and the District of Columbia.

DEFINITION OF EBDT
------------------
The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes ("EBDT"), is not a measure of operating results as defined by generally accepted accounting principles. The Company believes that EBDT provides additional information about its operations, and along with net earnings, is necessary to understand its ongoing financial health. EBDT is similar to Funds From Operations (FFO), a measure of performance used by publicly traded real estate investment trusts (REITs), but may not be directly comparable to similarly titled measures reported by other companies. Forest City encourages readers of its financial information to focus on EBDT, along with net earnings, to provide a complete and accurate picture of the Company's operating results.

EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) noncash charges from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., for depreciation, amortization and deferred income taxes; iv) provision for decline in real estate (net of tax); v) extraordinary items (net of tax); and vi) cumulative effect of change in accounting principle (net of tax). Early extinguishment of debt is now reported in operating earnings instead of extraordinary items. However, early extinguishment of debt is excluded from EBDT through the year ended January 31, 2003. Beginning February 1, 2003, early extinguishment of debt is included in EBDT.

SAFE HARBOR LANGUAGE
--------------------
Statements made in this news release that state the Company or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, real estate development and investment risks, economic conditions in the Company's target markets, reliance on major tenants, the impact of terrorist acts, the Company's substantial leverage and the ability to service debt, guarantees under the Company's credit facility, changes in interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, significant geographic concentration, illiquidity of real estate investments, dependence on rental income from real property, conflicts of interest, competition, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks and other risk factors as disclosed from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the year ended January 31, 2003.

                                      # # #

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS
                  FOR THE PERIODS ENDED APRIL 30, 2003 AND 2002
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                   THREE MONTHS ENDED
                                                                                        APRIL 30,               INCREASE (DECREASE)
                                                                                --------------------------     --------------------
                                                                                   2003            2002          AMOUNT     PERCENT
                                                                                --------------------------     ----------

OPERATING RESULTS:
Earnings from continuing operations                                               $ 14,811       $  9,210       $  5,601
Discontinued operations, net of tax and minority interest (1)                          (19)           926           (945)
                                                                                --------------------------     ----------
Net earnings                                                                      $ 14,792       $ 10,136       $  4,656
                                                                                ==========================     ==========

Earnings Before Depreciation, Amortization and  Deferred Taxes (EBDT) (2)         $ 51,435       $ 39,876       $ 11,559     29.0%
                                                                                ==========================     ==========



RECONCILIATION OF NET EARNINGS TO EARNINGS BEFORE DEPRECIATION,
         AMORTIZATION AND DEFERRED TAXES (EBDT) (2):

Net Earnings                                                                      $ 14,792       $ 10,136       $  4,656

Depreciation and amortization - Real Estate Groups (5)                              31,288         27,495          3,793
Depreciation and amortization - equity method investments (3)                          126            119              7

Deferred tax expense (benefit) - Real Estate Groups (7)                              5,305           (201)         5,506
Deferred income tax benefit on early extinguishment of debt (6) (7)                      -            150           (150)

Deferred income tax benefit - Non-Real Estate Groups: (7)
      Loss on disposition of other investments                                           -            (46)            46

Current income tax expense on non-operating earnings: (7)
      Gain on disposition of other investments                                           9              -              9
      Gain on disposition included in discontinued operations                        1,729          2,566           (837)

Straight-line rent adjustment (4)                                                   (1,704)          (689)        (1,015)

(Gain) loss on disposition of other investments                                        (22)           116           (138)

Discontinued operations: (1)
      Gain on disposition of operating properties                                     (411)             -           (411)
      Minority interest                                                                323              -            323

Loss on early extinguishment of debt, net of tax (6)                                     -            230           (230)
                                                                                --------------------------     ----------
Earnings Before Depreciation, Amortization and  Deferred Taxes (EBDT) (2)         $ 51,435       $ 39,876       $ 11,559     29.0%
                                                                                ==========================     ==========

DILUTED EARNINGS PER COMMON SHARE:

Earnings from continuing operations                                               $   0.29       $   0.18       $   0.11
Discontinued operations, net of tax and minority interest (1)                            -           0.02          (0.02)
                                                                                --------------------------     ----------
Net earnings                                                                      $   0.29       $   0.20       $   0.09
                                                                                ==========================     ==========
Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)          $   1.02       $   0.79       $   0.23     29.1%
                                                                                ==========================     ==========

Operating earnings, net of tax                                                    $   0.34       $   0.19       $   0.15

Gain (loss) on disposition of operating properties and other investments,
   net of tax                                                                         0.01              -           0.01

Minority interest                                                                    (0.06)          0.01          (0.07)
                                                                                --------------------------     ----------
Net earnings                                                                      $   0.29       $   0.20        $  0.09
                                                                                ==========================     ==========

Reconciliation of Net Earnings to Earnings Before Depreciation
   Amortization and Deferred Taxes (EBDT) on a per-share basis --
      Net Earnings                                                                $   0.29       $   0.20        $  0.09
      Depreciation and amortization - Real Estate Groups                              0.62           0.55           0.07
      Deferred tax expense (benefit) - Real Estate Groups                             0.11              -           0.11
      Current income tax expense on non-operating earnings:
       Gain on disposition included in discontinued operations                        0.03           0.05          (0.02)
      Straight-line rent adjustment                                                  (0.03)         (0.01)         (0.02)
      Discontinued operations:
       Gain on disposition of operating properties                                   (0.01)             -          (0.01)
       Minority interest                                                              0.01              -           0.01
                                                                                --------------------------     ----------
Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)          $   1.02       $   0.79        $  0.23
                                                                                ==========================     ==========

Weighted average diluted shares outstanding                                     50,248,378     50,199,597         48,781
                                                                                ==========================     ==========

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS
                  FOR THE PERIODS ENDED APRIL 30, 2003 AND 2002
                                 (IN THOUSANDS)


                                                                                         THREE MONTHS ENDED
                                                                                             APRIL 30,           INCREASE (DECREASE)
                                                                                      ------------------------   ------------------
                                                                                         2003        2002         AMOUNT    PERCENT
                                                                                      ------------------------   ---------
Operating Earnings and Reconciliation to Net Earnings:
Revenues
  Commercial Group                                                                    $ 163,414     $ 131,798    $ 31,616
  Residential Group                                                                      46,929        37,695       9,234
  Land Development Group                                                                 13,529        15,365      (1,836)
  Lumber Trading Group                                                                   19,901        26,263      (6,362)
  Corporate Activities                                                                      128           250        (122)
                                                                                      ------------------------   ---------
       Total Revenues                                                                   243,901       211,371      32,530   15.4%

Operating expenses                                                                     (142,527)     (125,952)    (16,575)
Interest expense (6)                                                                    (44,652)      (43,133)     (1,519)
Depreciation and Amortization (5)                                                       (29,817)      (26,628)     (3,189)
Revenues from discontinued operations (1)                                                 1,289         3,560      (2,271)
Expenses from discontinued operations (1)                                                (1,513)       (2,788)      1,275
                                                                                      ------------------------   ---------
Operating earnings                                                                       26,681        16,430      10,251
                                                                                      ------------------------   ---------
Income tax expense (7)                                                                   (9,576)       (6,687)     (2,889)
Income tax benefit from discontinued operations (1)                                          12            92         (80)
Income tax expense (benefit) on non-operating earnings items (see below)                     44           (46)         90
                                                                                      ------------------------   ---------
Operating earnings, net of tax                                                           17,161         9,789       7,372
                                                                                      ------------------------   ---------

Gain (loss) on disposition of other investments                                              22          (116)        138
Gain on disposition of operating properties included in discontinued operations (1)         411             -         411

Income tax (expense) benefit on non-operating earnings: (7)
     Gain (loss) on disposition of other investments                                         (9)           46         (55)
     Gain on disposition of operating properties included in discontinued operations        (35)            -         (35)
                                                                                      ------------------------   ---------
Income tax (expense) benefit on non-operating earnings (see above)                          (44)           46         (90)
                                                                                      ------------------------   ---------
Gain (loss) on disposition of operating properties and other investments, net of tax        389           (70)        459

Minority interest in continuing operations                                               (2,540)          355      (2,895)

Minority interest in discontinued operations: (1)
     Operating earnings                                                                     105            62          43
     Gain on disposition                                                                   (323)            -        (323)
                                                                                      ------------------------   ---------
                                                                                           (218)           62        (280)
                                                                                      ------------------------   ---------
Minority interest                                                                        (2,758)          417      (3,175)
                                                                                      ------------------------   ---------

Net earnings                                                                           $ 14,792      $ 10,136     $ 4,656
                                                                                      ========================   =========

                 FOREST CITY ENTERPRISES, INC. AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS
                  FOR THE PERIODS ENDED APRIL 30, 2003 AND 2002
                                 (IN THOUSANDS)

1) The Company adopted the provisions of Statement of Financial Accounting Standard (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective February 1, 2002. Pursuant to the definition of a component of an entity of SFAS No. 144, assuming no significant continuing involvement, all earnings of properties which have been sold or held for sale are reported as discontinued operations.

2) Refer to "DEFINITION OF EBDT" on the last page of the press release text.
             ------------------

3) Amount represents depreciation expense for certain syndicated properties accounted for on the equity method of accounting under both full consolidation and pro-rata consolidation. See Note E - Investments In and Advances to Affiliates for further discussion of these syndicated properties on Form 10-K for the year ended January 31, 2003.

4) Effective for the year ended January 31, 2001, the Company recognizes minimum rents on a straight-line basis over the term of the related lease pursuant to the provision of SFAS No. 13, "Accounting for Leases." The straight-line rent adjustment is recorded as an increase or decrease to revenue from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., with the applicable offset to either accounts receivable or accounts payable, as appropriate.

5) The following table provides detail of Depreciation and Amortization. The Company's Real Estate Groups are owned by Forest City Rental Properties Corporation, a wholly-owned subsidiary engaged in the ownership, development, acquisition and management of real estate projects, including apartment complexes, regional malls and retail centers, hotels, office buildings and mixed-use facilities, as well as large land development projects.

                                                                                       Three Months Ended April 30,
                                                                                       -----------------------------
                                                                                           2003            2002
                                                                                       -----------------------------
               Depreciation and Amortization
               -----------------------------
               Full Consolidation                                                       $29,817        $ 26,628
               Non-Real Estate Groups                                                      (928)         (1,054)
                                                                                       -----------------------------
               Real Estate Groups Full Consolidation                                     28,889          25,574
               Real Estate Groups related to minority interest                           (4,389)         (4,341)
               Real Estate Groups equity method                                           6,731           5,935
               Discontinued operations                                                       57             327
                                                                                       -----------------------------
               Real Estate Groups Pro-Rata Consolidation                                $31,288        $ 27,495
                                                                                       =============================

6) The Company has adopted the provisions of Statement of Financial
     Accounting Standard No. 145, "Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13 on Technical Corrections" (SFAS No.
     145) which requires gains or losses from early extinguishment of debt to be classified in operating earnings. The Company previously reported gains or losses from early extinguishment of debt as extraordinary item, net of tax, in its Consolidated Statements of Earnings as follows:

     Loss on early extinguishment of debt reclassified to continuing operations              $     -          $ (380)
     Deferred income tax benefit                                                                   -            (150)
                                                                                            -----------------------------
     Loss on early extinguishment of debt, net of tax                                        $     -          $ (230)
                                                                                            =============================


7) The following table provides detail of Income Tax Expense (Benefit):

     (A) Continuing operations
           Current                                                                           $ 2,813         $ 4,511
           Deferred                                                                            6,754           2,372
                                                                                            -----------------------------
                                                                                               9,567           6,883
                                                                                            -----------------------------
     (B) Loss (gain) on disposition of  other investments
           Current                                                                                 9               -
           Deferred - Non-Real Estate Groups                                                       -             (46)
                                                                                            -----------------------------
                                                                                                   9             (46)
                                                                                            -----------------------------

     (C) Deferred tax benefit on early extinguishment of debt                                      -            (150)
                                                                                            -----------------------------
           Subtotal (A) (B) (C)
           Current                                                                             2,822           4,511
           Deferred                                                                            6,754           2,176
                                                                                            -----------------------------
           Income tax expense                                                                  9,576           6,687
                                                                                            -----------------------------
     (D) Discontinued operations
           Operating earnings
           Current                                                                               (97)           (111)
           Deferred                                                                               50              19
                                                                                            -----------------------------
                                                                                                 (47)            (92)
         Gain on disposition of operating properties
           Current                                                                             1,729           2,566
           Deferred                                                                           (1,694)         (2,566)
                                                                                            -----------------------------
                                                                                                  35               -
                                                                                            -----------------------------
                                                                                                 (12)            (92)
                                                                                            -----------------------------
         Grand Total (A) (B) (C) (D)
           Current                                                                             4,454           6,966
           Deferred                                                                            5,110            (371)
                                                                                            -----------------------------
                                                                                             $ 9,564         $ 6,595
                                                                                            =============================
         Recap of Grand Total:
          Real Estate Groups
           Current                                                                           $ 6,887         $ 8,226
           Deferred                                                                            5,305            (201)
                                                                                            -----------------------------
                                                                                              12,192           8,025
         Non-Real Estate Groups
           Current                                                                            (2,433)         (1,260)
           Deferred                                                                             (195)           (170)
                                                                                            -----------------------------
                                                                                              (2,628)         (1,430)
                                                                                            -----------------------------
         Grand Total                                                                         $ 9,564         $ 6,595
                                                                                            =============================

DEVELOPMENT PIPELINE                        [FOREST CITY ENTERPRISES, INC. LOGO]
--------------------------------------------------------------------------------

APRIL 30, 2003
2003 Openings / Acquisitions (5)                        Date                                           Cost at FCE
                                            Dev. (D)  Opened /             Cost at Full     Total Cost   Economic       Number of
Property                Location            Acq. (A)  Acquired   FCE %    Consolidation      at 100%    Share (g)        Units
---------------------------------------------------------------------------------------------------------------------------------
                                                                                       (in millions)
                                                                         -----------------------------------------
Residential:
Plymouth Square (FAH)   Detroit, MI            A        Q1-03   100.0           $ 10.5         $ 10.5      $ 10.5        280
Parmatown Woods (FAH)   Parma Hts., OH         A        Q1-03   100.0              4.3            4.3         4.3        201
Worth Street (a) (d)    Manhattan, NY          D        Q1-03    35.0              0.0          116.7        40.8        329
Colonial Grand (a)      Tampa, FL              A        Q1-03    50.0              0.0           13.9         7.0        176
Colony Place (a)        Fort Myers, FL         A        Q1-03    50.0              0.0           21.4        10.7        300
                                                                         --------------------------------------------------------
                                                                                  14.8          166.8        73.3       1,286
                                                                         -----------------------------------------===============
Total 2003 Openings / Acquisitions (e)                                           $14.8         $166.8       $73.3
                                                                         ========================================
---------------------------------------------------------------------------------------------------------------------------------
Residential Units                                                                                                    Opened in
Phased-In (a) (b) (c):                                                                                               '03/Total
                                                                                                                   --------------
Arbor Glen              Twinsburg, OH          D       2001-06   50.0            $ 0.0         $ 20.0      $ 10.0      0 / 288
Settler's Landing at
 Greentree              Streetsboro, OH        D       2001-05   50.0              0.0           27.7        13.9     40 / 408
Eaton Ridge             Sagamore Hills, OH     D       2002-04   50.0              0.0           18.2         9.1     12 / 260
Newport Landing         Coventry, OH           D       2002-04   50.0              0.0           18.0         9.0     12 / 336
                                                                         --------------------------------------------------------
Total (f)                                                                        $ 0.0         $ 83.9      $ 42.0    64 / 1,292
                                                                         ========================================================
---------------------------------------------------------------------------------------------------------------------------------


(a) - Reported under the equity method of accounting.
(b) - Phased-in openings.
(c) - Costs are representative of the total project.
(d) - Of the total units shown, 220 units were opened as of April 30, 2003.
(e) - The difference between the full consolidation amount of $14.8 million of cost to Forest City's economic share (a non-GAAP measure) of $73.3 million of cost consists of Forest City's share of cost for unconsolidated investments of $58.5 million.
(f) - The difference between the full consolidation amount of $0.0 million of cost to Forest City's economic share (a non-GAAP measure) of $42.0 million of cost consists of Forest City's share of cost for unconsolidated investments of $42.0 million.
(g) - Represents Forest City's share of cost, reflecting the Company's pro-rata ownership of each property.

DEVELOPMENT PIPELINE                        [FOREST CITY ENTERPRISES, INC. LOGO]
--------------------------------------------------------------------------------

April 30, 2003                                                                                                                Pre-
2003 Under Construction/To Be Acquired (11)                                                        Cost at FCE   Sq. ft./   Leased
                                          Dev. (D)  Anticipated           Cost at Full  Total Cost   Economic    No. of      (Wtd.
    Property               Location       Acq. (A)   Opening    FCE %    Consolidation  at 100%     Share (I)    Units       Avg.)
-------------------------------------------------------------------------------------------------------------------------- --------
                                                                                     (in millions)
                                                                       -------------------------------------
Retail Centers:
Short Pump
 Town Center (a)           Richmond, VA       D        Q3-03      50.0          0.0        176.3      88.2     1,186,000       90%
Brooklyn Commons           Brooklyn, NY       D        Q4-03      70.0         20.1         20.1      14.1       151,000      100%
Atlantic Terminal          Brooklyn, NY       D        Q1-04      70.0         84.9         84.9      59.4       373,000       83%
                                                                       --------------------------------------------------
                                                                              105.0        281.3     161.7     1,710,000       89%
                                                                       ------------------------------------==============
Office:
40 Landsdowne St.          Cambridge, MA      D        Q2-03     100.0         62.8         62.8      62.8       215,000      100%
Nine MetroTech
 Center South              Brooklyn, NY       D        Q2-03      75.0        176.9        176.9     132.7       653,000       90%
Harlem Center Office       Manhattan, NY      D        Q1-04      52.5         36.8         36.8      19.3       146,000      100%
Atlantic Terminal Office   Brooklyn, NY       D        Q2-04      70.0        107.0        107.0      74.9       399,000       80%
Twelve MetroTech Center    Brooklyn, NY       D        Q2-05      80.0         43.5         43.5      34.8       177,000 (e)    0%
                                                                       --------------------------------------------------
                                                                              427.0        427.0     324.5     1,590,000       80%
                                                                       ------------------------------------==============
Residential:
Consolidated Carolina      Richmond, VA       D        Q2-03     100.0         24.3         24.3      24.3           158
East 29th Avenue
 Town Center               Denver, CO         D        Q4-03      90.0         45.6         45.6      41.0           144 (f)
Stone Gate at
 Bellefair (a) (c)         Ryebrook, NY       D        Q1-04      40.0          0.0         56.7      22.7           166
                                                                       --------------------------------------------------
                                                                               69.9        126.6      88.0           468
                                                                       ------------------------------------==============
Total 2003 Under
Construction/To Be
  Acquired (g)                                                               $601.9     $  834.9    $574.2
                                                                       ===================================
------------------------------------------------------------------------------------------------------------------------------
Residential phased-in units under construction (a) (b) (d):                                                   Under Const./
                                                                                                                 Total
                                                                                                              ------------
Arbor Glen                 Twinsburg, OH      D       2001-06     50.0          0.0         20.0      10.0     192 / 288
Settler's Landing
 at Greentree              Streetsboro, OH    D       2001-05     50.0          0.0         27.7      13.9     144 / 408
Eaton Ridge                Sagamore Hills, OH D       2002-04     50.0          0.0         18.2       9.1     132 / 260
Newport Landing            Coventry, OH       D       2002-04     50.0          0.0         18.0       9.0     204 / 336
                                                                             --------------------------------------------
Total (h)                                                                      $0.0        $83.9     $42.0   672 / 1,292
                                                                             ============================================
----------------------------------------------------------------------------------------------------------------------------------

(a) - Reported under the equity method of accounting.
(b) - Phased-in openings.
(c) - Supported-living property.
(d) - Costs are representative of the total project.
(e) - Represents the Company's portion of this 1.1 million square-foot office condominium.
(f) - Project includes 145,000 total square feet (54,000 sq ft owned/managed by FCE) of retail and 40,000 square feet of office space.
(g) - The difference between the full consolidation amount of $601.9 million to Forest City's economic share (a non-GAAP measure) of $574.2 million of cost consists of a reduction to full consolidation for minority interest of $138.6 million of cost and the addition of Forest City's share of cost for unconsolidated investments of $110.9 million.
(h) - The difference between the full consolidation amount of $0.0 million of cost to Forest City's economic share (a non-GAAP measure) of $42.0 million of cost consists of Forest City's share of cost for unconsolidated investments of $42.0 million.
(I) - Represents Forest City's share of cost, reflecting the Company's pro-rata ownership of each property.